Exhibit 99.1

U.S. Bancorp Reports First Quarter 2022 Results

• Net income of $1.6 billion and net revenue of $5.6 billion

• Return on average assets of 1.09% and return on average common equity of 12.7%

• Common Equity Tier 1 capital ratio of 9.8% and strong levels of liquidity

1Q22 Key Financial Data	1Q22 Highlights

PROFITABILITY METRICS	1Q22	4Q21	1Q21
Return on average assets (%)	1.09	1.16	1.69

Return on average common equity (%)	12.7	13.0	19.0

Return on tangible common equity (%) (a)	16.6	16.6	24.3

Net interest margin (%)	2.44	2.40	2.50

Efficiency ratio (%) (a)	62.8	62.3	62.1
INCOME STATEMENT (b)	1Q22	4Q21	1Q21
Net interest income (taxable-equivalent basis)	$3,200	$3,150	$3,089

Noninterest income	$2,396	$2,534	$2,381

Net income attributable to U.S. Bancorp	$1,557	$1,673	$2,280

Diluted earnings per common share	$.99	$1.07	$1.45

Dividends declared per common share	$.46	$.46	$.42
BALANCE SHEET (b)	1Q22	4Q21	1Q21
Average total loans	$312,966	$302,755	$293,989

Average total deposits	$454,176	$449,838	$426,364

Net charge-off ratio	.21%	.17%	.31%

Book value per common share (period end)	$29.87	$32.71	$30.53

Basel III standardized CET1 (c)	9.8%	10.0%	9.9%

(a) See Non-GAAP Financial Measures reconciliation on page 16

(b) Dollars in millions, except per share data

(c) CET1 = Common equity tier 1 capital ratio

•  Net income of $1,557 million and diluted earnings per common share of $0.99

•  Return on average assets of 1.09% and return on average common equity of 12.7%

•  Net revenue of $5,596 million including $3,200 million of net interest income and $2,396 million of noninterest income

•  Average total loans and earning assets growth of 6.5% year-over-year. Average total loans grew 3.4% on a linked quarter basis

•  Average total deposits growth of 6.5% year-over-year and 1.0% linked quarter

•  Net charge-off ratio of 0.21% in 1Q22 compared with 0.17% in 4Q21 and 0.31% in 1Q21

•  Nonperforming assets decreased 7.6% on a linked quarter basis and 32.5% year-over-year

•  CET1 capital ratio of 9.8% at March 31, 2022, compared with 10.0% at December 31, 2021, driven by strong loan growth

CEO Commentary

“In the first quarter, we reported earnings per share of $0.99 and a return on tangible common equity of 16.6%. Our results benefitted from healthy trends in consumer and business activity. We saw very strong loan growth, which drove solid growth in net interest income. Our fee revenue growth was supported by improving business activity and new business wins. Notably, we continued to see good momentum in our payments businesses reflecting both continued cyclical recovery in pandemic impacted industries, particularly travel and entertainment sectors, as well as the benefit from previous investments. We continue to manage our operating expenses prudently, even as we invest for the future, and we continue to benefit from the progress we are making on initiatives aimed at advancing our digital offerings, expanding our payment services capabilities and enhancing our core technology. We continue to work on integration activities related to our planned acquisition of Union Bank and we remain confident the strategic and financial merits of this deal will meaningfully enhance shareholder value and the combination will benefit our customers, our communities and our employees for years to come. Our credit quality remains strong, and we continue to approach credit decisions with a through the cycle lens. In summary, the year is off to a good start, and I would like to thank our employees for their hard work and dedication to serving all our constituents.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

Most Ethical

For the eighth consecutive year, U.S. Bank has been named one of the World’s Most Ethical Companies® by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. Ethisphere recognized 136 honorees spanning 22 countries and 45 industries. U.S. Bank is one of five honorees in the banking category. The award recognizes companies’ dedication to integrity, sustainability, governance and community.

U.S. Bank Partners with Microsoft as its Primary Cloud Provider

U.S. Bank announced plans for modernizing its technology foundation through the selection of Microsoft Azure as its primary cloud provider for the future. Powering the majority of its infrastructure and application portfolio with cloud computing will enable U.S. Bank to work more effectively in an increasingly digital world – including the ability to rapidly access and analyze data, expediting time to market while more quickly scaling innovative products to customers and partners, and empowering its increasingly agile workforce.

U.S. Bank and Driveway

U.S. Bank showcases its real-time payments capabilities collaborating with Driveway to pay car sellers immediately, with Driveway becoming the first online car dealership to pay customers over the RTP (real-time payments) network. Customers selling a car on Driveway.com can now have the payment deposited instantly into their bank account after a sale is complete and before the vehicle even leaves their driveway.

U.S. Bank to Provide ESG Data Solutions

U.S. Bank recently announced it will leverage Sustainalytics, a Morningstar Company and a leading global provider of ESG research and ratings, to offer environmental, social and governance (ESG) data solutions to U.S. Bank Global Fund Services clients where independent ESG analytics and reporting services are required.

        Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp First Quarter 2022 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	1Q 2022	4Q 2021	1Q 2021	1Q22 vs 4Q21	1Q22 vs 1Q21
Net interest income	$3,173	$3,123	$3,063	1.6	3.6
Taxable-equivalent adjustment	27	27	26	--	3.8
Net interest income (taxable-equivalent basis)	3,200	3,150	3,089	1.6	3.6
Noninterest income	2,396	2,534	2,381	(5.4)	.6
Total net revenue	5,596	5,684	5,470	(1.5)	2.3
Noninterest expense	3,502	3,533	3,379	(.9)	3.6
Income before provision and income taxes	2,094	2,151	2,091	(2.6)	.1
Provision for credit losses	112	(13)	(827)	nm	nm
Income before taxes	1,982	2,164	2,918	(8.4)	(32.1)
Income taxes and taxable-equivalent adjustment	424	486	633	(12.8)	(33.0)
Net income	1,558	1,678	2,285	(7.2)	(31.8)
Net (income) loss attributable to noncontrolling interests	(1)	(5)	(5)	80.0	80.0
Net income attributable to U.S. Bancorp	$1,557	$1,673	$2,280	(6.9)	(31.7)
Net income applicable to U.S. Bancorp common shareholders	$1,466	$1,582	$2,175	(7.3)	(32.6)
Diluted earnings per common share	$.99	$1.07	$1.45	(7.5)	(31.7)

Net income attributable to U.S. Bancorp was $1,557 million for the first quarter of 2022, which was $723 million lower than the $2,280 million for the first quarter of 2021, and $116 million lower than the $1,673 million for the fourth quarter of 2021. Diluted earnings per common share were $0.99 in the first quarter of 2022, compared with $1.45 in the first quarter of 2021 and $1.07 in the fourth quarter of 2021.

The decrease in net income year-over-year was primarily due to a higher provision for credit losses. Pretax income before the provision for credit losses was essentially flat compared to a year ago. Net interest income increased 3.6 percent on a year-over-year taxable-equivalent basis due to higher loan and investment securities balances and favorable deposit and funding mix due in part to higher noninterest-bearing deposits, partially offset by lower loan yields and mix as well as lower loan fees driven by the impact of loan forgiveness related to the SBA Paycheck Protection Program (“PPP”) in the first quarter of 2021. The net interest margin declined from 2.50 percent in the first quarter of 2021 to 2.44 percent in the current quarter primarily due to changes in loan mix and lower loan spreads within fixed-rate portfolios from a year ago, partially offset by funding and yield curve favorability. Noninterest income increased 0.6 percent compared with a year ago primarily reflecting stronger payment services revenue, trust and investment management fees, deposit service charges and treasury management fees, mostly offset by lower commercial products revenue related to capital markets activities, mortgage banking revenue as refinancing activities decline, and other noninterest income. Noninterest expense increased 3.6 percent reflecting increases in compensation expense, professional services expense and marketing and business development expense. Provision for credit losses was higher due to reductions in the allowance for credit losses in the first quarter of 2021.

Net income decreased on a linked quarter basis due to higher provision for credit losses and seasonally lower noninterest income, partially offset by growth in net interest income and lower noninterest expense. Net interest income increased 1.6 percent on a taxable-equivalent basis primarily due to higher loan and investment portfolio balances as well as higher yields in the investment portfolio, partially offset by lower loan fees primarily driven by lower PPP loan forgiveness, loan mix, and two fewer days in the quarter. The net interest margin increased four basis points on a linked quarter basis reflecting the changing yield curve and lower cash balances, partially offset by the impact of loan mix. Noninterest income decreased 5.4 percent compared with the fourth quarter of 2021 driven by seasonally lower credit and debit card revenue, deposit service charges and mortgage banking revenue, partially offset by growth in trust and investment management fees. Noninterest expense decreased 0.9 percent on a linked quarter basis reflecting lower professional services expense, marketing and business development expense and technology and communications expense, partially offset by increases in employee benefits expense and other noninterest expense.

U.S. Bancorp First Quarter 2022 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	1Q 2022	4Q 2021	1Q 2021	1Q22 vs 4Q21	1Q22 vs 1Q21
Components of net interest income
Income on earning assets	$3,445	$3,382	$3,367	$63	$78
Expense on interest-bearing liabilities	245	232	278	13	(33)
Net interest income	$3,200	$3,150	$3,089	$50	$111

Average yields and rates paid
Earning assets yield	2.62%	2.58%	2.73%	.04%	(.11)%
Rate paid on interest-bearing liabilities	.26	.25	.31	.01	(.05)
Gross interest margin	2.36%	2.33%	2.42%	.03%	(.06)%
Net interest margin	2.44%	2.40%	2.50%	.04%	(.06)%

Average balances
Investment securities (a)	$174,762	$160,784	$145,520	$13,978	$29,242
Loans	312,966	302,755	293,989	10,211	18,977
Interest-bearing deposits with banks	29,851	45,751	41,784	(15,900)	(11,933)
Earning assets	529,837	522,535	497,711	7,302	32,126
Interest-bearing liabilities	378,223	363,880	360,582	14,343	17,641

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the first quarter of 2022 was $3,200 million, an increase of $111 million (3.6 percent) compared with the first quarter of 2021. The increase was primarily due to higher loan and investment securities balances and favorable deposit and funding mix due in part to higher noninterest-bearing deposits, partially offset by lower loan yields and mix as well as lower loan fees, driven by the impact of loan forgiveness related to PPP in the first quarter of 2021. Average earning assets were $32.1 billion (6.5 percent) higher than the first quarter of 2021, reflecting an increase of $29.2 billion (20.1 percent) in average investment securities and an increase of $19.0 billion (6.5 percent) in average total loans, while average interest-bearing deposits with banks decreased $11.9 billion (28.6 percent).

Net interest income on a taxable-equivalent basis increased $50 million (1.6 percent) on a linked quarter basis primarily due to higher loan and investment portfolio balances as well as higher yields in the investment portfolio, partially offset by lower loan fees primarily driven by lower PPP loan forgiveness, loan mix, and two fewer days in the quarter. Average earning assets were $7.3 billion (1.4 percent) higher on a linked quarter basis, reflecting increases of $14.0 billion (8.7 percent) in average investment securities and $10.2 billion (3.4 percent) in average loans, while average interest-bearing deposits with banks decreased $15.9 billion (34.8 percent).

The net interest margin in the first quarter of 2022 was 2.44 percent, compared with 2.50 percent in the first quarter of 2021 and 2.40 percent in the fourth quarter of 2021. The decrease in the net interest margin from the prior year was primarily due to the mix of loans and lower loan spreads within fixed-rate portfolios, partially offset by funding and yield curve favorability. The increase in interest margin on a linked quarter basis reflected the changing yield curve and lower cash balances, partially offset by the impact of loan mix. The increase in average investment securities year-over-year and on a linked quarter basis was due to purchases of mortgage-backed and U.S. Treasury securities, net of prepayments, sales and maturities.

U.S. Bancorp First Quarter 2022 Results

AVERAGE LOANS
($ in millions)				Percent Change
	1Q 2022	4Q 2021	1Q 2021	1Q22 vs 4Q21	1Q22 vs 1Q21

Commercial	$107,819	$99,433	$96,757	8.4	11.4
Lease financing	5,003	5,075	5,334	(1.4)	(6.2)
Total commercial	112,822	104,508	102,091	8.0	10.5

Commercial mortgages	28,826	28,216	27,968	2.2	3.1
Construction and development	10,258	10,635	10,818	(3.5)	(5.2)
Total commercial real estate	39,084	38,851	38,786	.6	.8

Residential mortgages	77,449	75,858	75,201	2.1	3.0

Credit card	21,842	22,399	21,144	(2.5)	3.3

Retail leasing	7,110	7,354	7,975	(3.3)	(10.8)
Home equity and second mortgages	10,394	10,568	12,062	(1.6)	(13.8)
Other	44,265	43,217	36,730	2.4	20.5
Total other retail	61,769	61,139	56,767	1.0	8.8

Total loans	$312,966	$302,755	$293,989	3.4	6.5

Average total loans for the first quarter of 2022 were $19.0 billion (6.5 percent) higher than the first quarter of 2021. The increase was primarily due to growth in commercial loans (11.4 percent), residential mortgages (3.0 percent) and other retail loans (20.5 percent), partially offset by lower home equity and second mortgages (13.8 percent). The strong growth in other retail loans was driven by auto and recreational vehicle lending during 2021. The increase in commercial loans was due to higher utilization driven by working capital needs of corporate customers, slower pay-offs given higher volatility in the capital markets and core growth, partly offset by expected reductions related to the forgiveness of loans in the SBA Paycheck Protection Program. The increase in residential mortgages was driven by stronger on-balance sheet loan activities and slower refinance activity. In addition, credit card loans increased 7.9 percent on a year-over-year basis, adjusting for the impact of a card portfolio transferred to loans held-for-sale during the fourth quarter of 2021.

Average total loans were $10.2 billion (3.4 percent) higher than the fourth quarter of 2021 primarily due to higher commercial loans (8.4 percent) driven by continued strong new business and higher utilization, residential mortgages (2.1 percent) and other retail loans (2.4 percent). Adjusting for the impact of the card portfolio transferred to loans held-for sale in the fourth quarter of 2021, credit card loans were 0.5 percent higher on a linked quarter basis.

U.S. Bancorp First Quarter 2022 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	1Q	4Q	1Q	1Q22 vs	1Q22 vs
	2022	2021	2021	4Q21	1Q21

Noninterest-bearing deposits	$127,963	$135,936	$118,352	(5.9)	8.1
Interest-bearing savings deposits
Interest checking	115,062	108,889	97,385	5.7	18.2
Money market savings	119,588	117,462	124,825	1.8	(4.2)
Savings accounts	66,978	64,763	58,848	3.4	13.8
Total savings deposits	301,628	291,114	281,058	3.6	7.3
Time deposits	24,585	22,788	26,954	7.9	(8.8)
Total interest-bearing deposits	326,213	313,902	308,012	3.9	5.9

Total deposits	$454,176	$449,838	$426,364	1.0	6.5

Average total deposits for the first quarter of 2022 were $27.8 billion (6.5 percent) higher than the first quarter of 2021. Average noninterest-bearing deposits increased $9.6 billion (8.1 percent) primarily within Corporate and Commercial Banking and Wealth Management and Investment Services. Average total savings deposits were $20.6 billion (7.3 percent) higher year-over-year driven by Consumer and Business Banking and Corporate and Commercial Banking, partially offset by a decrease in Wealth Management and Investment Services. Average time deposits were $2.4 billion (8.8 percent) lower than the prior year primarily within Consumer and Business Banking and Wealth Management and Investment Services, partially offset by an increase in Corporate and Commercial Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits grew $4.3 billion (1.0 percent) from the fourth quarter of 2021. On a linked quarter basis, average noninterest-bearing deposits were lower by $8.0 billion (5.9 percent) with seasonal decreases across all business lines. Average total savings deposits increased $10.5 billion (3.6 percent) compared with the fourth quarter of 2021 driven by increases in Corporate and Commercial Banking and Consumer and Business Banking, partially offset by a decrease in Wealth Management and Investment Services. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, were $1.8 billion (7.9 percent) higher on a linked quarter basis primarily within Corporate and Commercial Banking.

U.S. Bancorp First Quarter 2022 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	1Q	4Q	1Q	1Q22 vs	1Q22 vs
	2022	2021	2021	4Q21	1Q21

Credit and debit card revenue	$338	$382	$336	(11.5)	.6
Corporate payment products revenue	158	155	126	1.9	25.4
Merchant processing services	363	365	318	(.5)	14.2
Trust and investment management fees	500	483	444	3.5	12.6
Deposit service charges	177	193	161	(8.3)	9.9
Treasury management fees	156	152	147	2.6	6.1
Commercial products revenue	266	265	280	.4	(5.0)
Mortgage banking revenue	200	298	299	(32.9)	(33.1)
Investment products fees	62	62	55	--	12.7
Securities gains (losses), net	18	15	25	20.0	(28.0)
Other	158	164	190	(3.7)	(16.8)

Total noninterest income	$2,396	$2,534	$2,381	(5.4)	.6

First quarter noninterest income of $2,396 million was $15 million (0.6 percent) higher than the first quarter of 2021 reflecting strong payment services revenue, growth in trust and investment management fees, and improving deposit service charges, and treasury management fees, mostly offset by lower commercial products revenue, mortgage banking revenue, and other noninterest income. Payment services revenue increased $79 million (10.1 percent) compared with the first quarter of 2021 as corporate payment products revenue increased $32 million (25.4 percent) primarily due to higher sales volume and merchant processing services revenue increased $45 million (14.2 percent) driven by higher sales volumes and merchant fees. Trust and investment management fees increased $56 million (12.6 percent) driven by business growth, favorable market conditions and activity related to the fourth quarter of 2021 acquisition of PFM Asset Management LLC (“PFM”), partially offset by higher fee waivers. Deposit service charges increased $16 million (9.9 percent) primarily due to higher customer spend activity, net of the impact of the elimination of certain consumer NSF fees in the first quarter of 2022. Treasury management fees increased $9 million (6.1 percent) primarily due to core growth given the continued recovery in the economy. Partially offsetting these increases, commercial products revenue decreased $14 million (5.0 percent) primarily due to lower corporate bond fees and trading revenue within the capital markets business. Mortgage banking revenue decreased $99 million (33.1 percent) compared with the first quarter of 2021 due to lower application volumes, given declining refinance activities, and lower related gain on sale margins, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities, as well as higher performing loan sales. Other noninterest income decreased $32 million (16.8 percent) driven by the impact of prior year asset sales and lower retail leasing end-of-term residual gains in the first quarter of 2022.

Noninterest income was $138 million (5.4 percent) lower in the first quarter of 2022 compared with the fourth quarter of 2021 reflecting lower credit and debit card revenue, deposit service charges and mortgage banking revenue, partially offset by higher trust and investment management fees. Credit and debit card revenue decreased $44 million (11.5 percent) due to seasonally lower sales volume and rate as well as lower prepaid card processing fees. Deposit service charges decreased $16 million (8.3 percent) on a linked quarter basis primarily due to seasonally lower volumes and the impact of the elimination of certain consumer NSF fees in the first quarter of 2022 net of higher customer activity. Mortgage banking revenue decreased $98 million (32.9 percent) driven by lower application volume and related gain on sale margins as well as lower performing loan sales, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities. Partially offsetting these decreases, trust and investment management fees increased $17 million (3.5 percent) driven by the PFM acquisition, partially offset by unfavorable market conditions and lower fees.

U.S. Bancorp First Quarter 2022 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	1Q 2022	4Q 2021	1Q 2021	1Q22 vs 4Q21	1Q22 vs 1Q21

Compensation	$1,853	$1,851	$1,803	.1	2.8
Employee benefits	396	372	384	6.5	3.1
Net occupancy and equipment	269	268	263	.4	2.3
Professional services	114	160	98	(28.8)	16.3
Marketing and business development	80	129	48	(38.0)	66.7
Technology and communications	349	372	359	(6.2)	(2.8)
Postage, printing and supplies	72	71	69	1.4	4.3
Other intangibles	47	40	38	17.5	23.7
Other	322	270	317	19.3	1.6

Total noninterest expense	$3,502	$3,533	$3,379	(.9)	3.6

First quarter noninterest expense of $3,502 million was $123 million (3.6 percent) higher than the first quarter of 2021 reflecting increases in compensation expense, professional services expense and marketing and business development expense. Compensation expense increased $50 million (2.8 percent) compared with the first quarter of 2021 primarily due to merit and hiring to support business growth, partially offset by lower performance-based incentives. Professional services expense increased $16 million (16.3 percent) primarily due to an increase in business investment and related initiatives. Marketing and business development expense increased $32 million (66.7 percent) due to the timing of marketing campaigns as well as increased travel and entertainment.

Noninterest expense decreased $31 million (0.9 percent) on a linked quarter basis reflecting lower professional services expense, and marketing and business development expense, partially offset by a seasonal increase in employee benefits expense and higher other noninterest expense. Professional services expense decreased $46 million (28.8 percent) primarily due to timing of certain initiatives in the fourth quarter of 2021. Marketing and business development expense decreased $49 million (38.0 percent) due to the timing of marketing campaigns. Partially offsetting these decreases, employee benefits expense increased $24 million (6.5 percent) mainly driven by seasonally higher payroll taxes. Other noninterest expense increased $52 million (19.3 percent) primarily due to higher FDIC insurance costs as well as other accruals, mostly offset by seasonally lower costs related to tax-advantaged investments.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2022 resulted in a tax rate of 21.4 percent on a taxable-equivalent basis (effective tax rate of 20.3 percent), compared with 21.7 percent on a taxable-equivalent basis (effective tax rate of 21.0 percent) in the first quarter of 2021, and a tax rate of 22.5 percent on a taxable-equivalent basis (effective tax rate of 21.5 percent) in the fourth quarter of 2021.

U.S. Bancorp First Quarter 2022 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	1Q 2022	% (a)	4Q 2021	% (a)	3Q 2021	% (a)	2Q 2021	% (a)	1Q 2021	% (a)
Balance, beginning of period	$6,155		$6,300		$6,610		$6,960		$8,010
Net charge-offs
Commercial	26	.10	6	.02	13	.05	26	.11	52	.22
Lease financing	6	.49	--	--	1	.08	1	.08	4	.30

Total commercial	32	.12	6	.02	14	.05	27	.11	56	.22
Commercial mortgages	--	--	(3)	(.04)	1	.01	--	--	(12)	(.17)
Construction and development	(5)	(.20)	(1)	(.04)	12	.44	--	--	5	.19

Total commercial real estate	(5)	(.05)	(4)	(.04)	13	.13	--	--	(7)	(.07)
Residential mortgages	(6)	(.03)	(7)	(.04)	(10)	(.05)	(10)	(.05)	(5)	(.03)

Credit card	112	2.08	109	1.93	111	2.01	148	2.81	144	2.76

Retail leasing	1	.06	1	.05	1	.05	(1)	(.05)	1	.05
Home equity and second mortgages	(2)	(.08)	(2)	(.08)	(3)	(.11)	(3)	(.11)	(2)	(.07)
Other	30	.27	29	.27	21	.20	19	.20	36	.40

Total other retail	29	.19	28	.18	19	.13	15	.10	35	.25

Total net charge-offs	162	.21	132	.17	147	.20	180	.25	223	.31
Provision for credit losses	112		(13)		(163)		(170)		(827)

Balance, end of period	$6,105		$6,155		$6,300		$6,610		$6,960

Components
Allowance for loan losses	$5,664		$5,724		$5,792		$6,026		$6,343
Liability for unfunded credit commitments	441		431		508		584		617

Total allowance for credit losses	$6,105		$6,155		$6,300		$6,610		$6,960

Gross charge-offs	$280		$254		$266		$314		$374
Gross recoveries	$118		$122		$119		$134		$151

Allowance for credit losses as a percentage of Period-end loans	1.91		1.97		2.12		2.23		2.36
Nonperforming loans	798		738		695		649		617
Nonperforming assets	753		701		667		624		579

(a) Annualized and calculated on average loan balances

U.S. Bancorp First Quarter 2022 Results

The Company’s provision for credit losses for the first quarter of 2022 was $112 million, compared with a benefit of $13 million in the fourth quarter of 2021 and a benefit of $827 million in the first quarter of 2021. During 2021, factors affecting economic conditions, including passing of additional government stimulus and widespread vaccine availability in the U.S., contributed to economic improvement and related reserve releases. The consumer portfolio performance continues to be supported by strong credit quality and asset values, while select commercial portfolios continue to recover from the effects of the pandemic. Economic uncertainty remains high associated with supply chain concerns, rising inflationary concerns, market volatility, rising oil prices from the Russia-Ukraine conflict and additional virus variants. In addition to these factors, expected loss estimates consider various factors including customer specific information impacting changes in risk ratings, projected delinquencies and potential effects of diminishing liquidity without the support of mortgage forbearance and direct federal stimulus.

Total net charge-offs in the first quarter of 2022 were $162 million, compared with $132 million in the fourth quarter of 2021 and $223 million in the first quarter of 2021. The net charge-off ratio was 0.21 percent in the first quarter of 2022, compared with 0.17 percent in the fourth quarter of 2021 and 0.31 percent in the first quarter of 2021. Net charge-offs increased $30 million (22.7 percent) compared with the fourth quarter of 2021 reflecting limited commercial credit losses in the prior period. Net charge-offs decreased $61 million (27.4 percent) compared with the first quarter of 2021 reflecting improvement across most loan categories. Improvements from the prior year reflect borrower liquidity and strong asset prices in the market supporting repayment and recovery of problem loans.

The allowance for credit losses was $6,105 million at March 31, 2022, compared with $6,155 million at December 31, 2021, and $6,960 million at March 31, 2021. The decrease on a linked quarter basis was driven by continued strong credit quality and collateral performance, partially offset by loan growth. The ratio of the allowance for credit losses to period-end loans was 1.91 percent at March 31, 2022, compared with 1.97 percent at December 31, 2021, and 2.36 percent at March 31, 2021. The ratio of the allowance for credit losses to nonperforming loans was 798 percent at March 31, 2022, compared with 738 percent at December 31, 2021, and 617 percent at March 31, 2021.

Nonperforming assets were $811 million at March 31, 2022, compared with $878 million at December 31, 2021, and $1,202 million at March 31, 2021. The ratio of nonperforming assets to loans and other real estate was 0.25 percent at March 31, 2022, compared with 0.28 percent at December 31, 2021, and 0.41 percent at March 31, 2021. The year-over-year decrease in nonperforming assets was primarily due to decreases in total commercial nonperforming loans, total commercial real estate nonperforming loans and residential mortgages, while the decrease on a linked quarter basis was primarily due to decreases in total commercial real estate nonperforming loans. Accruing loans 90 days or more past due were $450 million at March 31, 2022, compared with $472 million at December 31, 2021, and $476 million at March 31, 2021.

U.S. Bancorp First Quarter 2022 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Mar 31 2022	Dec 31 2021	Sep 30 2021	Jun 30 2021	Mar 31 2021

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.06	.04	.04	.04	.06
Commercial real estate	--	.03	.05	.01	.01
Residential mortgages	.18	.24	.15	.16	.19
Credit card	.74	.73	.66	.70	.95
Other retail	.11	.11	.11	.10	.12
Total loans	.14	.15	.13	.13	.16

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.21	.20	.25	.32	.39
Commercial real estate	.55	.76	.82	.81	.94
Residential mortgages	.45	.53	.47	.49	.54
Credit card	.74	.73	.66	.70	.95
Other retail	.37	.35	.36	.39	.42
Total loans	.38	.42	.43	.47	.54

ASSET QUALITY (a)
($ in millions)

	Mar 31 2022	Dec 31 2021	Sep 30 2021	Jun 30 2021	Mar 31 2021
Nonperforming loans
Commercial	$139	$139	$179	$247	$298
Lease financing	35	35	37	44	49
Total commercial	174	174	216	291	347
Commercial mortgages	178	213	215	224	266
Construction and development	38	71	81	88	90
Total commercial real estate	216	284	296	312	356
Residential mortgages	214	226	237	244	253
Credit card	--	--	--	--	--
Other retail	161	150	157	171	172

Total nonperforming loans	765	834	906	1,018	1,128

Other real estate	23	22	17	17	19

Other nonperforming assets	23	22	21	24	55

Total nonperforming assets	$811	$878	$944	$1,059	$1,202

Accruing loans 90 days or more past due	$450	$472	$385	$376	$476

Nonperforming assets to loans plus ORE (%)	.25	.28	.32	.36	.41

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp First Quarter 2022 Results

COMMON SHARES
(Millions)	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Beginning shares outstanding	1,484	1,483	1,483	1,497	1,507
Shares issued for stock incentive plans, acquisitions and other corporate purposes	3	1	--	1	3
Shares repurchased	(1)	--	--	(15)	(13)

Ending shares outstanding	1,486	1,484	1,483	1,483	1,497

CAPITAL POSITION
($ in millions)	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2022	2021	2021	2021	2021

Total U.S. Bancorp shareholders’ equity	$51,200	$54,918	$53,743	$53,039	$51,678

Basel III Standardized Approach (a)
Common equity tier 1 capital	$41,950	$41,701	$41,014	$39,691	$39,103
Tier 1 capital	49,198	48,516	47,426	46,103	45,517
Total risk-based capital	57,403	56,250	54,178	53,625	53,625

Common equity tier 1 capital ratio	9.8%	10.0%	10.2%	9.9%	9.9%
Tier 1 capital ratio	11.5	11.6	11.7	11.5	11.5
Total risk-based capital ratio	13.4	13.4	13.4	13.4	13.5
Leverage ratio	8.6	8.6	8.7	8.5	8.4

Tangible common equity to tangible assets (b)	6.0	6.8	6.8	6.8	6.6
Tangible common equity to risk-weighted assets (b)	8.0	9.2	9.4	9.3	9.1

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	9.5	9.6	9.7	9.5	9.5

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $51.2 billion at March 31, 2022, compared with $54.9 billion at December 31, 2021, and $51.7 billion at March 31, 2021. The Company suspended all common stock repurchases at the beginning of the third quarter of 2021, except for those done exclusively in connection with its stock-based compensation programs, due to its pending acquisition of MUFG Union Bank’s core regional banking franchise. The Company expects to operate at a CET1 capital ratio between our target ratio and 9.0 percent after closing of the acquisition. The Company does not expect to commence repurchasing its common stock until after the acquisition closes and the CET1 ratio approximates 9.0 percent.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.8 percent at March 31, 2022, compared with 10.0 percent at December 31, 2021, and 9.9 percent at March 31, 2021. The Company’s common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 9.5 percent at March 31, 2022, compared with 9.6 percent at December 31, 2021, and 9.5 percent at March 31, 2021.

U.S. Bancorp First Quarter 2022 Results

Investor Conference Call

On Thursday, April 14, 2022 at 8 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About Us,” “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866.316.1409. Participants calling from outside the United States and Canada, please dial 706.634.9086. The conference ID number for all participants is 1698510. For those unable to participate during the live call, a recording will be available at approximately 11 a.m. CT on Thursday, April 14, 2022 and will be accessible until Thursday, April 21, 2022 at 10:59 p.m. CT. To access the recorded message within the United States and Canada, please dial 855.859.2056. If calling from outside the United States and Canada, please dial 404.537.3406 to access the recording. The conference ID is 698510.

About U.S. Bancorp

U.S. Bancorp, with nearly 70,000 employees and $587 billion in assets as of March 31, 2022, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2022 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”

Forward-looking statements involve inherent risks and uncertainties, including the following risks and uncertainties and the risks and uncertainties more fully discussed in the section entitled “Risk Factors” of Exhibit 13 to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021, which could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting U.S. Bancorp, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; civil unrest; the effects of climate change; changes in customer behavior and preferences; breaches in data security, including as a result of work-from-home arrangements; failures to safeguard personal information; the impacts of international hostilities or geopolitical events; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk. In addition, U.S. Bancorp’s proposed acquisition of MUFG Union Bank presents risks and uncertainties, including, among others: the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed acquisition may not be realized or may take longer than anticipated to be realized; the risk that U.S. Bancorp’s business could be disrupted as a result of the announcement and pendency of the proposed acquisition and diversion of management’s attention from ongoing business operations and opportunities; the possibility that the proposed

U.S. Bancorp First Quarter 2022 Results

acquisition, including the integration of MUFG Union Bank, may be more costly or difficult to complete than anticipated; delays in closing the proposed acquisition; and the failure of required governmental approvals to be obtained or any other closing conditions in the definitive purchase agreement to be satisfied.

For discussion of these and other risks that may cause actual results to differ from those described in forward-looking statements, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended March 31,
(Unaudited)	2022	2021
Interest Income
Loans	$2,599	$2,724
Loans held for sale	60	67
Investment securities	717	517
Other interest income	42	33
Total interest income	3,418	3,341
Interest Expense
Deposits	80	85
Short-term borrowings	21	16
Long-term debt	144	177
Total interest expense	245	278
Net interest income	3,173	3,063
Provision for credit losses	112	(827)
Net interest income after provision for credit losses	3,061	3,890
Noninterest Income
Credit and debit card revenue	338	336
Corporate payment products revenue	158	126
Merchant processing services	363	318
Trust and investment management fees	500	444
Deposit service charges	177	161
Treasury management fees	156	147
Commercial products revenue	266	280
Mortgage banking revenue	200	299
Investment products fees	62	55
Securities gains (losses), net	18	25
Other	158	190
Total noninterest income	2,396	2,381
Noninterest Expense
Compensation	1,853	1,803
Employee benefits	396	384
Net occupancy and equipment	269	263
Professional services	114	98
Marketing and business development	80	48
Technology and communications	349	359
Postage, printing and supplies	72	69
Other intangibles	47	38
Other	322	317
Total noninterest expense	3,502	3,379
Income before income taxes	1,955	2,892
Applicable income taxes	397	607
Net income	1,558	2,285
Net (income) loss attributable to noncontrolling interests	(1)	(5)
Net income attributable to U.S. Bancorp	$1,557	$2,280
Net income applicable to U.S. Bancorp common shareholders	$1,466	$2,175
Earnings per common share	$.99	$1.45
Diluted earnings per common share	$.99	$1.45
Dividends declared per common share	$.46	$.42
Average common shares outstanding	1,485	1,502
Average diluted common shares outstanding	1,486	1,503

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	March 31, 2022	December 31, 2021	March 31, 2021
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$44,303	$28,905	$43,501
Investment securities
Held-to-maturity	43,654	41,858	--
Available-for-sale	123,593	132,963	156,003
Loans held for sale	3,321	7,775	8,991
Loans
Commercial	117,470	112,023	104,158
Commercial real estate	39,191	39,053	38,432
Residential mortgages	78,487	76,493	73,624
Credit card	22,163	22,500	20,872
Other retail	61,623	61,959	57,341
Total loans	318,934	312,028	294,427
Less allowance for loan losses	(5,664)	(5,724)	(6,343)
Net loans	313,270	306,304	288,084
Premises and equipment	3,207	3,305	3,388
Goodwill	10,250	10,262	9,905
Other intangible assets	4,194	3,738	3,462
Other assets	40,725	38,174	40,041
Total assets	$586,517	$573,284	$553,375

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$129,793	$134,901	$126,754
Interest-bearing	331,753	321,182	307,007
Total deposits	461,546	456,083	433,761
Short-term borrowings	21,042	11,796	12,098
Long-term debt	32,931	32,125	37,419
Other liabilities	19,330	17,893	17,789
Total liabilities	534,849	517,897	501,067
Shareholders’ equity
Preferred stock	6,808	6,371	5,968
Common stock	21	21	21
Capital surplus	8,515	8,539	8,487
Retained earnings	69,987	69,201	65,740
Less treasury stock	(27,193)	(27,271)	(26,443)
Accumulated other comprehensive income (loss)	(6,938)	(1,943)	(2,095)
Total U.S. Bancorp shareholders’ equity	51,200	54,918	51,678
Noncontrolling interests	468	469	630
Total equity	51,668	55,387	52,308
Total liabilities and equity	$586,517	$573,284	$553,375

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Total equity	$51,668	$55,387	$54,378	$53,674	$52,308
Preferred stock	(6,808)	(6,371)	(5,968)	(5,968)	(5,968)
Noncontrolling interests	(468)	(469)	(635)	(635)	(630)
Goodwill (net of deferred tax liability) (1)	(9,304)	(9,323)	(9,063)	(8,987)	(8,992)
Intangible assets, other than mortgage servicing rights	(762)	(785)	(618)	(650)	(675)
Tangible common equity (a)	34,326	38,439	38,094	37,434	36,043

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	41,950	41,701	41,014	39,691	39,103
Adjustments (2)	(1,298)	(1,733)	(1,733)	(1,732)	(1,732)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	40,652	39,968	39,281	37,959	37,371

Total assets	586,517	573,284	567,495	558,886	553,375
Goodwill (net of deferred tax liability) (1)	(9,304)	(9,323)	(9,063)	(8,987)	(8,992)
Intangible assets, other than mortgage servicing rights	(762)	(785)	(618)	(650)	(675)
Tangible assets (c)	576,451	563,176	557,814	549,249	543,708

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (d)	426,932 *	418,571	404,021	401,301	396,351
Adjustments (3)	(354)*	(357)	(684)	(1,027)	(1,440)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	426,578 *	418,214	403,337	400,274	394,911

Ratios*
Tangible common equity to tangible assets (a)/(c)	6.0%	6.8%	6.8%	6.8%	6.6%
Tangible common equity to risk-weighted assets (a)/(d)	8.0	9.2	9.4	9.3	9.1
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.5	9.6	9.7	9.5	9.5

	Three Months Ended

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net income applicable to U.S. Bancorp common shareholders	$1,466	$1,582	$1,934	$1,914	$2,175
Intangibles amortization (net-of-tax)	37	32	32	32	30
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,503	1,614	1,966	1,946	2,205
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	6,096	6,403	7,800	7,805	8,943

Average total equity	53,934	55,875	54,908	53,593	53,359
Average preferred stock	(6,619)	(6,865)	(5,968)	(5,968)	(6,213)
Average noncontrolling interests	(468)	(633)	(635)	(631)	(630)
Average goodwill (net of deferred tax liability) (1)	(9,320)	(9,115)	(9,019)	(9,003)	(9,010)
Average intangible assets, other than mortgage servicing rights	(779)	(656)	(632)	(662)	(649)
Average tangible common equity (g)	36,748	38,606	38,654	37,329	36,857

Return on tangible common equity (f)/(g)	16.6%	16.6%	20.2%	20.9%	24.3%

Net interest income	$3,173	$3,123	$3,171	$3,137	$3,063
Taxable-equivalent adjustment (4)	27	27	26	27	26
Net interest income, on a taxable-equivalent basis	3,200	3,150	3,197	3,164	3,089

Net interest income, on a taxable-equivalent basis
(as calculated above)	3,200	3,150	3,197	3,164	3,089
Noninterest income	2,396	2,534	2,693	2,619	2,381
Less: Securities gains (losses), net	18	15	20	43	25
Total net revenue, excluding net securities gains (losses) (h)	5,578	5,669	5,870	5,740	5,445

Noninterest expense (i)	3,502	3,533	3,429	3,387	3,379
Efficiency ratio (i)/(h)	62.8%	62.3%	58.4%	59.0%	62.1%
*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable
	to U.S. Bancorp			Percent Change
Business Line	1Q 2022	4Q 2021	1Q 2021	1Q22 vs 4Q21	1Q22 vs 1Q21
Corporate and Commercial Banking	$418	$313	$469	33.5	(10.9)
Consumer and Business Banking	393	485	575	(19.0)	(31.7)
Wealth Management and Investment Services	206	202	225	2.0	(8.4)
Payment Services	372	371	487	.3	(23.6)
Treasury and Corporate Support	168	302	524	(44.4)	(67.9)

Consolidated Company	$1,557	$1,673	$2,280	(6.9)	(31.7)

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2022, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	1Q 2022	4Q 2021	1Q 2021	1Q22 vs 4Q21	1Q22 vs 1Q21
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$735	$684	$719	7.5	2.2
Noninterest income	245	249	268	(1.6)	(8.6)
Securities gains (losses), net	--	--	--	--	--
Total net revenue	980	933	987	5.0	(.7)
Noninterest expense	419	418	409	.2	2.4
Other intangibles	--	--	--	--	--
Total noninterest expense	419	418	409	.2	2.4
Income before provision and taxes	561	515	578	8.9	(2.9)
Provision for credit losses	3	98	(48)	(96.9)	nm
Income before income taxes	558	417	626	33.8	(10.9)
Income taxes and taxable-equivalent adjustment	140	104	157	34.6	(10.8)
Net income	418	313	469	33.5	(10.9)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$418	$313	$469	33.5	(10.9)

Average Balance Sheet Data
Loans	$115,634	$106,262	$101,927	8.8	13.4
Other earning assets	4,676	4,690	4,321	(.3)	8.2
Goodwill	1,912	1,912	1,647	--	16.1
Other intangible assets	4	4	5	--	(20.0)
Assets	127,651	118,035	114,069	8.1	11.9

Noninterest-bearing deposits	62,285	65,450	56,281	(4.8)	10.7
Interest-bearing deposits	86,618	75,243	71,377	15.1	21.4
Total deposits	148,903	140,693	127,658	5.8	16.6

Total U.S. Bancorp shareholders’ equity	13,710	13,666	14,354	.3	(4.5)

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $418 million of the Company’s net income in the first quarter of 2022, compared with $469 million in the first quarter of 2021. Total net revenue was $7 million (0.7 percent) lower due to a decrease of $23 million (8.6 percent) in total noninterest income, partially offset by an increase of $16 million (2.2 percent) in net interest income. Net interest income increased primarily due to higher loan and deposit balances, partially offset by the impact of loan mix and related yields as well as unfavorable changes in deposit rates. Total noninterest income decreased primarily due to lower corporate bond fees and trading revenue within the capital markets business, partially offset by stronger treasury management fees due to core growth driven by the economic recovery. Total noninterest expense increased $10 million (2.4 percent) compared with a year ago primarily due to an increase in net shared services expense driven by investment in infrastructure and technology development as well as higher compensation expense primarily due to merit and hiring to support business growth, partially offset by lower performance-based incentives related to capital markets activity. The provision for credit losses increased $51 million compared with the first quarter of 2021 primarily due to loan loss provisions supporting stronger growth in loan balances in the current year linked quarter, partially offset by improving portfolio credit quality in the current year.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	1Q 2022	4Q 2021	1Q 2021	1Q22 vs 4Q21	1Q22 vs 1Q21
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,517	$1,517	$1,505	--	.8
Noninterest income	461	583	569	(20.9)	(19.0)
Securities gains (losses), net	--	--	--	--	--
Total net revenue	1,978	2,100	2,074	(5.8)	(4.6)
Noninterest expense	1,402	1,451	1,341	(3.4)	4.5
Other intangibles	3	3	3	--	--
Total noninterest expense	1,405	1,454	1,344	(3.4)	4.5
Income before provision and taxes	573	646	730	(11.3)	(21.5)
Provision for credit losses	49	(1)	(37)	nm	nm
Income before income taxes	524	647	767	(19.0)	(31.7)
Income taxes and taxable-equivalent adjustment	131	162	192	(19.1)	(31.8)
Net income	393	485	575	(19.0)	(31.7)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$393	$485	$575	(19.0)	(31.7)

Average Balance Sheet Data
Loans	$141,106	$140,865	$141,719	.2	(.4)
Other earning assets	4,381	6,569	10,177	(33.3)	(57.0)
Goodwill	3,261	3,262	3,475	--	(6.2)
Other intangible assets	3,176	2,966	2,493	7.1	27.4
Assets	157,696	159,578	164,131	(1.2)	(3.9)

Noninterest-bearing deposits	32,094	34,294	32,861	(6.4)	(2.3)
Interest-bearing deposits	166,765	162,934	151,406	2.4	10.1
Total deposits	198,859	197,228	184,267	.8	7.9

Total U.S. Bancorp shareholders’ equity	12,275	12,231	12,496	.4	(1.8)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $393 million of the Company’s net income in the first quarter of 2022, compared with $575 million in the first quarter of 2021. Total net revenue was lower by $96 million (4.6 percent) due to a decrease in total noninterest income of $108 million (19.0 percent), partially offset by higher net interest income of $12 million (0.8 percent). Net interest income reflected strong growth in interest-bearing deposit balances and favorable funding mix, partially offset by lower loan fees related to the Paycheck Protection Program (PPP). Total noninterest income decreased primarily due to lower mortgage banking revenue reflecting lower application volumes, given declining refinance activities, and lower related gain on sale margins, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities, as well as higher performing loan sales. Additionally, other noninterest income decreased due to lower retail leasing end-of-term residual gains. Offsetting these decreases, deposit service charges increased driven by higher customer spend activity, net of the impact of the elimination of certain consumer NSF fees in the first quarter of 2022. Total noninterest expense increased $61 million (4.5 percent) primarily due to increases in net shared services expense due to investments in digital capabilities and higher compensation expense from merit and core business growth. The provision for credit losses increased $86 million due to higher loan loss provisions reflecting relatively stable ending balances and credit quality in the current quarter, compared with balance reductions and credit quality improvement in the prior year linked quarter.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	1Q 2022	4Q 2021	1Q 2021	1Q22 vs 4Q21	1Q22 vs 1Q21
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$274	$246	$268	11.4	2.2
Noninterest income	596	583	531	2.2	12.2
Securities gains (losses), net	--	--	--	--	--
Total net revenue	870	829	799	4.9	8.9
Noninterest expense	577	550	492	4.9	17.3
Other intangibles	10	4	2	nm	nm
Total noninterest expense	587	554	494	6.0	18.8
Income before provision and taxes	283	275	305	2.9	(7.2)
Provision for credit losses	8	5	5	60.0	60.0
Income before income taxes	275	270	300	1.9	(8.3)
Income taxes and taxable-equivalent adjustment	69	68	75	1.5	(8.0)
Net income	206	202	225	2.0	(8.4)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$206	$202	$225	2.0	(8.4)

Average Balance Sheet Data
Loans	$20,666	$19,614	$16,846	5.4	22.7
Other earning assets	259	229	279	13.1	(7.2)
Goodwill	1,761	1,656	1,619	6.3	8.8
Other intangible assets	265	130	42	nm	nm
Assets	24,446	22,963	20,120	6.5	21.5

Noninterest-bearing deposits	27,350	29,220	21,338	(6.4)	28.2
Interest-bearing deposits	69,909	74,192	83,474	(5.8)	(16.3)
Total deposits	97,259	103,412	104,812	(5.9)	(7.2)

Total U.S. Bancorp shareholders’ equity	3,595	3,318	3,034	8.3	18.5

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $206 million of the Company’s net income in the first quarter of 2022, compared with $225 million in the first quarter of 2021. Total net revenue increased $71 million (8.9 percent) year-over-year reflecting an increase of $6 million (2.2 percent) in net interest income and an increase of $65 million (12.2 percent) in total noninterest income. Net interest income increased slightly year-over-year primarily due to higher average noninterest-bearing deposits as well as higher average loan balances. Total noninterest income increased primarily due to core business growth in trust and investment management fees and investment products fees both driven by favorable market conditions as well as the impact of the PFM acquisition on trust and investment fees, partially offset by higher fee waivers related to money market funds. Total noninterest expense increased $93 million (18.8 percent) compared with the first quarter of 2021 reflecting the PFM acquisition, compensation expense as a result of merit and performance-based incentives, litigation settlements, fraud related losses and core business growth. The provision for credit losses increased $3 million (60.0 percent) due to increased loan loss provisions supporting stronger growth in ending loans and a modest shift in credit quality in the current period compared with the prior year quarter.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	1Q 2022	4Q 2021	1Q 2021	1Q22 vs 4Q21	1Q22 vs 1Q21
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$622	$617	$629	.8	(1.1)
Noninterest income	858	906	785	(5.3)	9.3
Securities gains (losses), net	--	--	--	--	--
Total net revenue	1,480	1,523	1,414	(2.8)	4.7
Noninterest expense	820	862	772	(4.9)	6.2
Other intangibles	34	33	33	3.0	3.0
Total noninterest expense	854	895	805	(4.6)	6.1
Income before provision and taxes	626	628	609	(.3)	2.8
Provision for credit losses	130	133	(41)	(2.3)	nm
Income before income taxes	496	495	650	.2	(23.7)
Income taxes and taxable-equivalent adjustment	124	124	163	--	(23.9)
Net income	372	371	487	.3	(23.6)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$372	$371	$487	.3	(23.6)

Average Balance Sheet Data
Loans	$31,740	$32,351	$29,630	(1.9)	7.1
Other earning assets	1,023	356	5	nm	nm
Goodwill	3,325	3,219	3,173	3.3	4.8
Other intangible assets	464	473	542	(1.9)	(14.4)
Assets	38,540	38,282	35,091	.7	9.8

Noninterest-bearing deposits	3,673	4,247	5,264	(13.5)	(30.2)
Interest-bearing deposits	160	155	132	3.2	21.2
Total deposits	3,833	4,402	5,396	(12.9)	(29.0)

Total U.S. Bancorp shareholders’ equity	8,019	7,936	7,658	1.0	4.7

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $372 million of the Company’s net income in the first quarter of 2022, compared with $487 million in the first quarter of 2021. Total net revenue increased $66 million (4.7 percent) primarily due to higher total noninterest income of $73 million (9.3 percent), partially offset by lower net interest income of $7 million (1.1 percent). Net interest income decreased slightly primarily due to lower loan yields driven by declining customer revolve rates, mostly offset by higher loan balances due to investment in customer acquisition. Total noninterest income increased year-over-year mainly due to continued strengthening of consumer and business spending across most sectors as local jurisdictions reduce pandemic related restrictions and consumer behaviors normalize. As a result, there was strong growth in merchant processing services revenue driven by higher sales volume and higher merchant fees, partially offset by higher rebates. There was also solid growth in corporate payment products revenue driven by improving business spending across nearly all product groups. Strong sales also drove an increase in credit and debit card revenue, mostly offset by declining prepaid processing fees as the beneficial impact of government stimulus programs continues to dissipate. Total noninterest expense increased $49 million (6.1 percent) reflecting higher net shared services expense driven by investment in infrastructure and technology development in addition to higher compensation expense as a result of merit, performance-based incentives and core business growth. The provision for credit losses increased $171 million primarily due to ending loan balance growth and relatively stable credit quality in the current period compared with a reduction in loan balances and delinquencies in the prior year quarter.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	1Q 2022	4Q 2021	1Q 2021	1Q22 vs 4Q21	1Q22 vs 1Q21
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$52	$86	$(32)	(39.5)	nm
Noninterest income	218	198	203	10.1	7.4
Securities gains (losses), net	18	15	25	20.0	(28.0)
Total net revenue	288	299	196	(3.7)	46.9
Noninterest expense	237	212	327	11.8	(27.5)
Other intangibles	--	--	--	--	--
Total noninterest expense	237	212	327	11.8	(27.5)
Income (loss) before provision and taxes	51	87	(131)	(41.4)	nm
Provision for credit losses	(78)	(248)	(706)	68.5	89.0
Income (loss) before income taxes	129	335	575	(61.5)	(77.6)
Income taxes and taxable-equivalent adjustment	(40)	28	46	nm	nm
Net income (loss)	169	307	529	(45.0)	(68.1)
Net (income) loss attributable to noncontrolling interests	(1)	(5)	(5)	80.0	80.0
Net income (loss) attributable to U.S. Bancorp	$168	$302	$524	(44.4)	(67.9)

Average Balance Sheet Data
Loans	$3,820	$3,663	$3,867	4.3	(1.2)
Other earning assets	206,532	207,936	188,940	(.7)	9.3
Goodwill	--	--	--	--	--
Other intangible assets	--	--	--	--	--
Assets	229,069	233,501	215,323	(1.9)	6.4

Noninterest-bearing deposits	2,561	2,725	2,608	(6.0)	(1.8)
Interest-bearing deposits	2,761	1,378	1,623	nm	70.1
Total deposits	5,322	4,103	4,231	29.7	25.8

Total U.S. Bancorp shareholders’ equity	15,867	18,091	15,187	(12.3)	4.5

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support contributed $168 million of the Company’s net income in the first quarter of 2022, compared with $524 million in the first quarter of 2021. Total net revenue was higher by $92 million (46.9 percent) due to an increase of $84 million in net interest income and an increase in total noninterest income of $8 million (3.5 percent). Net interest income increased primarily due to higher investment portfolio balances. The increase in total noninterest income was primarily due to the impact of COVID-related deposit service charges refunds in the first quarter of 2021. Total noninterest expense decreased $90 million (27.5 percent) primarily due to lower performance-based incentives and lower costs related to tax-advantaged investments, partially offset by higher costs of capital investments to support business growth and compensation expense as a result of merit. The provision for credit losses increased $628 million (89.0 percent) reflecting the residual impact of changes in the allowance for credit losses being impacted by the relatively stable economic conditions relative to the more substantial impact to the allowance for credit losses associated with improving economic conditions in the first quarter of 2021. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7